Exhibit 99.1

   American Retirement Corporation Announces 2006 Earnings Guidance

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Jan. 12, 2006--American Retirement Corporation (NYSE:ACR) ("ARC" or the "Company"), a leading national provider of senior living housing and care, today announced 2006 earnings guidance in a range of $.62 to $.64 per diluted share, which includes an estimated $.12 of share-based, non-cash compensation expense. This guidance does not include the impact of potential future acquisitions.
    The Company's share-based compensation expense is expected to increase significantly for 2006 compared to 2005 as a result of two factors - the January 1, 2006 adoption of SFAS 123R, which requires the recognition of compensation expense for unvested and future share-based payments, and the increased cost of prior performance-based restricted stock grants, driven by the significant increases in the Company's share price in recent quarters. As a result, share-based, non-cash compensation expense is estimated to be $.02 per diluted share for the fourth quarter of 2005 and $.04 per diluted share for the full year of 2005, increasing to $.12 per diluted share for calendar 2006.
    Bill Sheriff, Chairman, President and CEO of the Company, stated, "For 2006, we expect the same drivers of revenue per unit growth that we have seen over the last several years to continue their pace. We expect occupancy to continue to increase, particularly in the assisted living portfolio, and are working to expand our ancillary service offerings. We are also awaiting final resolution of the legislative process regarding reimbursement caps on Medicare Part B therapy services. We will communicate any estimated impact as we get better clarity pending actions and interpretations from Washington."
    Mr. Sheriff continued, "While no acquisitions are assumed in this guidance, we expect to effect acquisitions during the year. Our development pipeline will start delivering units into service during the second half of the year, though the 2006 earnings impact will be minimal. We expect to continue to expand our contribution per unit, despite increased operating costs. For instance, we anticipate utility costs to rise $.03 to $.04 per share over and above typical annual increases. We also expect that our cash flow growth will continue to exceed the growth in our GAAP earnings."
    Mr. Sheriff continued, "For 2005, our operations ended the year with a very good fourth quarter. We expect to see continued strong same-community growth, increased occupancies (with Retirement Centers topping 96% and Free-standing Assisted Living Communities topping 91% by year-end) and increased cash flow. We expect the full year earnings per share to be close to the First Call estimates of $.48 per share, even with fourth quarter's Hurricane Wilma expenses and increased non-cash compensation costs driven by our increased stock price during the fourth quarter. We expect to release final results for the quarter by the end of February."

    Profiles

    American Retirement Corporation

    American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. Established in 1978, the Company believes that it is a leader in the operation and management of senior living communities, including independent living communities, continuing care retirement communities, free-standing assisted living communities, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The Company's operating philosophy is to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The Company currently operates 76 senior living communities in 19 states, with an aggregate unit capacity of approximately 14,300 units and resident capacity of approximately 16,000. The Company owns 27 communities (including 9 communities in joint ventures), leases 43 communities, and manages 6 communities pursuant to management agreements. Approximately 83% of the Company's revenues come from private pay sources.

    Safe Harbor Statement

    This press release contains certain forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management, including, but not limited to, all statements regarding the Company's expectations concerning its 2005 and 2006 earnings and results of operations and its 2005 and 2006 share-based compensation expenses and all statements regarding the Company's expectations concerning potential acquisitions by the Company and the development of new units. All forward-looking statements may be affected by certain risks and uncertainties, including without limitation the following: (i) the Company's ability to improve quarterly results and increase occupancy, (ii) the risk that the Company may experience adverse changes in operating results and cash flow, (iii) the risks associated with adverse market conditions of the senior housing industry and the United States economy in general, (iv) the risk associated with the Company's debt and lease obligations, (v) the risk of adverse legislative activity relating to the Company's business, including permanent imposition of the caps on therapy reimbursement, (vi) the risk that the Company will be unable to locate acquisition opportunities at prices that the Company deems acceptable and (vii) the risk factors described in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004 under the caption "Risk Factors" and in the Company's other filings with the SEC.
    Should one or more of those risks materialize, actual results could differ materially from those forecasted or expected. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could prove to be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's forecasts, expectations, objectives or plans will be achieved. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: American Retirement Corporation
             Ross C. Roadman, 615-376-2412